                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ____)*



                       PETROLEUM HELICOPTERS INCORPORATED
   --------------------------------------------------------------------------
                                (Name of Issuer)


                               VOTING COMMON STOCK
   --------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   716604 10 3
   --------------------------------------------------------------------------
                                 (CUSIP Number)


                                 OCTOBER 8, 1998
   --------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]      Rule 13d-1(b)

                  [X]      Rule 13d-1(c)

                  [ ]      Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  716604 10 3                13G                      Page 2 of 8 Pages
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    1      Names of Reporting Persons/I.R.S. Identification Nos. of Above
           Persons (entities only)

           WOODBOURNE PARTNERS, L.P.

--------------------------------------------------------------------------------
    2      Check the Appropriate Box if a Member of a Group (See Instructions)
                                                (a)     [ ]
                                                (b)     [ ]


--------------------------------------------------------------------------------
    3      SEC Use Only



--------------------------------------------------------------------------------
    4      Citizenship or Place of Organization

           MISSOURI

--------------------------------------------------------------------------------
         Number of              5     Sole Voting Power

          Shares                      -0-

                             ---------------------------------------------------
       Beneficially             6     Shared Voting Power

                                      -0-
         Owned by
                             ---------------------------------------------------
                                7     Sole Dispositive Power
           Each
                                      -0-
         Reporting
                             ---------------------------------------------------
                                8     Shared Dispositive Power
        Person With
                                      -0-

--------------------------------------------------------------------------------
    9      Aggregate Amount Beneficially Owned by Each Reporting Person

           146,900

--------------------------------------------------------------------------------
   10      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)                               [ ]



--------------------------------------------------------------------------------
   11      Percent of Class Represented by Amount in Row (9)

           5.2%

--------------------------------------------------------------------------------
   12      Type of Reporting Person (See Instructions)

           PN

--------------------------------------------------------------------------------

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CUSIP No.  716604 10 3                13G                      Page 3 of 8 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (entities only)

           CLAYTON MANAGEMENT COMPANY

--------------------------------------------------------------------------------
    2      Check the Appropriate Box if a Member of a Group (See Instructions)
                                           (a)     [ ]
                                           (b)     [ ]


--------------------------------------------------------------------------------
    3      SEC Use Only



--------------------------------------------------------------------------------
    4      Citizenship or Place of Organization

           MISSOURI

--------------------------------------------------------------------------------
         Number of              5     Sole Voting Power

          Shares                      146,900

                             ---------------------------------------------------
       Beneficially             6     Shared Voting Power

                                      -0-
         Owned by
                             ---------------------------------------------------
                                7     Sole Dispositive Power
           Each
                                      146,900
         Reporting
                             ---------------------------------------------------
                                8     Shared Dispositive Power
        Person With
                                      -0-

--------------------------------------------------------------------------------
    9      Aggregate Amount Beneficially Owned by Each Reporting Person

           146,900

--------------------------------------------------------------------------------
   10      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)                               [ ]



--------------------------------------------------------------------------------
   11      Percent of Class Represented by Amount in Row (9)

           5.2%

--------------------------------------------------------------------------------
   12      Type of Reporting Person (See Instructions)

           CO

--------------------------------------------------------------------------------

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CUSIP No.  716604 10 3                13G                      Page 4 of 8 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
    1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (entities only)

           JOHN D. WEIL

--------------------------------------------------------------------------------
    2      Check the Appropriate Box if a Member of a Group (See Instructions)
                                                (a)     [ ]
                                                (b)     [ ]


--------------------------------------------------------------------------------
    3      SEC Use Only



--------------------------------------------------------------------------------
    4      Citizenship or Place of Organization

           MISSOURI

--------------------------------------------------------------------------------
         Number of              5     Sole Voting Power

          Shares                      146,900

                             ---------------------------------------------------
       Beneficially             6     Shared Voting Power

                                      -0-
         Owned by
                             ---------------------------------------------------
                                7     Sole Dispositive Power
           Each
                                      146,900
         Reporting
                             ---------------------------------------------------
                                8     Shared Dispositive Power
        Person With
                                      -0-

--------------------------------------------------------------------------------
    9      Aggregate Amount Beneficially Owned by Each Reporting Person

           146,900

--------------------------------------------------------------------------------
   10      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
           (See Instructions)                                [ ]



--------------------------------------------------------------------------------
   11      Percent of Class Represented by Amount in Row (9)

           5.2%

--------------------------------------------------------------------------------
   12      Type of Reporting Person (See Instructions)

           IN

--------------------------------------------------------------------------------

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CUSIP No.  716604 10 3                13G                      Page 5 of 8 Pages
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ITEM 1(A)         Name of Issuer:

                  PETROLEUM HELICOPTERS INCORPORATED

ITEM 1(B)         Address of Issuer's Principal Executive Offices:

                  113 BORMAN DRIVE
                  P.O. BOX 23502
                  LAFAYETTE, LA 70508

ITEM 2(A)         Name of Person Filing:

                  (a)      WOODBOURNE PARTNERS, L.P.  ("WOODBOURNE")

                  (b)      CLAYTON MANAGEMENT COMPANY ("CLAYTON")

                  (c)      JOHN D. WEIL ("WEIL")

ITEM 2(B)         Address of Principal Business Office:

                  (a)      200 N. BROADWAY, SUITE 825
                           ST. LOUIS, MISSOURI 63102

                  (b)      200 N. BROADWAY, SUITE 825
                           ST. LOUIS, MISSOURI 63102

                  (b)      200 N. BROADWAY, SUITE 825
                           ST. LOUIS, MISSOURI 63102

ITEM 2(C)         Place of Organization; Citizenship:

                  (a) WOODBOURNE IS A LIMITED PARTNERSHIP ORGANIZED UNDER MISSOURI LAW.

                  (b) CLAYTON, THE GENERAL PARTNER OF WOODBOURNE, IS A CORPORATION ORGANIZED UNDER MISSOURI LAW.

                  (c) WEIL, THE SOLE DIRECTOR AND SOLE SHAREHOLDER OF CLAYTON, IS AN INDIVIDUAL RESIDING IN MISSOURI.

ITEM 2(D)         Title of Class of Securities:

                  VOTING COMMON STOCK

ITEM 2(E)         CUSIP Number:

                  716604 10 3

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CUSIP No.  716604 10 3                13G                      Page 6 of 8 Pages
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ITEM 3       If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b)
             or (c), check whether the person is filing is a:

    (a).   [   ]    Broker or Dealer registered under Section 15 of the Act;

    (b).   [   ]    Bank as defined in Section 3(a)(6) of the Act;

    (c).   [   ]    Insurance company as defined in Section 3(a)(19) of the Act;

    (d).   [   ]    Investment company registered under Section 8 of the
                    Investment Company Act of 1940;

    (e).   [   ]    An investment advisor in accordance with
                    Rule 13d-1(b)(1)(ii)(E);

    (f).   [   ]    An employee benefit plan or endowment fund in accordance
                    with Rule 13d-1(b)(1)(ii)(F);

    (g).   [   ]    A parent holding company or control person in accordance
                    with Rule 13d-1(b)(1)(ii)(G);

    (h).   [   ]    A savings associations as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

    (i).   [   ]    A church plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the Investment
                    Company Act of 1940;

    (j).   [   ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


            If this statement is filed pursuant to Rule 13d-1(c), check this box [ X ].

ITEM 4.           Ownership.

                                                           WOODBOURNE           CLAYTON               WEIL
                                                           ----------           -------              -------
                                                                           (general partner    (sole director and
                                                                            of Woodbourne)       shareholder of
                                                                                                    Clayton)
(a)   Amount beneficially owned:                            146,900             146,900              146,900
(b)   Percent of Class:                                       5.2%               5.2%                 5.2%
(c)   Number of Shares as to which the person has:
      (i)    Sole power to vote or direct the vote:           -0-               146,900              146,900
      (ii)   Shared power to vote or direct the vote:         -0-                 -0-                  -0-
      (iii)  Sole power to dispose or to direct the
             disposition of:                                  -0-               146,900              146,900
      (iv)   Shared power to dispose or to direct the
             disposition of:                                  -0-                 -0-                  -0-

ITEM 5.       Ownership of Five Percent or Less of a Class.

      NOT APPLICABLE.

ITEM 6.       Ownership of More than Five Percent on Behalf of Another Person.

      NOT APPLICABLE.

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CUSIP No.  716604 10 3                13G                      Page 7 of 8 Pages
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ITEM 7.     Identification and Classification of the Subsidiary Which Acquired
            the Security Being Reported on By the Parent Holding Company.

      NOT APPLICABLE.

ITEM 8.     Identification and Classification of Members of the Group.

      NOT APPLICABLE.

ITEM 9.     Notice of Dissolution of Group.

      NOT APPLICABLE.

ITEM 10.    Certification.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

      Dated:    February 16, 1999                WOODBOURNE PARTNERS, L.P.,

                                                 by  its  General  Partner,
                                                 CLAYTON MANAGEMENT COMPANY


                                                       /s/ John D. Weil
                                                 -------------------------------
                                                    John D. Weil, President


      Dated:    February 16, 1999                CLAYTON MANAGEMENT COMPANY


                                                       /s/ John D. Weil
                                                 -------------------------------
                                                    John D. Weil, President




      Dated:    February 16, 1999                      /s/ John D. Weil
                                                 -------------------------------
                                                         John D. Weil

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CUSIP No.  716604 10 3                13G                      Page 8 of 8 Pages
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                           EXHIBIT A TO SCHEDULE 13G

                     AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

      The undersigned persons, on February 16, 1999, agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the voting common stock of Petroleum Helicopters Incorporated.

                                                 WOODBOURNE PARTNERS, L.P.,

                                                 by  its  General  Partner,
                                                 CLAYTON MANAGEMENT COMPANY


                                                       /s/ John D. Weil
                                                 -------------------------------
                                                    John D. Weil, President


                                                 CLAYTON MANAGEMENT COMPANY


                                                       /s/ John D. Weil
                                                 -------------------------------
                                                    John D. Weil, President




                                                       /s/ John D. Weil
                                                 -------------------------------
                                                        John D. Weil